Exhibit 23.2

CONSENT OF MARCUM LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of CTI BioPharma Corp. on Form S-3 (File Nos. 333-108926, 333-134126, 333-149980, 333-149981, 333-152171, 333-157376, 333-163479, 333-182330, 333-192748, 333-192749, 333-200453 and 333-221382) and Form S-8 (File Nos. 333-146624, 333-152168, 333-158260, 333-162955, 333-170044, 333-178158, 333-184004, 333-189611, 333-196510, 333-207176, 333-207177, 333-211006, 333-218946, and 333-218947) of our report dated March 7, 2018, with respect to our audit of the consolidated financial statements and the related consolidated financial statement schedules of CTI BioPharma Corp. as of December 31, 2017 and for the year then ended, which report is included in this Annual Report on Form 10-K of CTI BioPharma Corp. for the year ended December 31, 2018.

/s/ Marcum LLP

San Francisco, CA
March 13, 2019